UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 20, 2007
Quiksilver, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14229 (Commission File Number)	33-0199426 (IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA (Address of principal executive offices)		92649 (Zip Code)
Registrant’s telephone number, including area code:
(714) 889-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
     On June 20, 2007, Quiksilver, Inc. (“Quiksilver”) and its indirect, wholly-owned subsidiary Rossignol Ski Company, Inc. (“Rossignol”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Laurent Boix-Vives, a former director of Quiksilver, Jeannine Boix-Vives, Christine Simon and Sylvie Bernard (collectively, the “Boix-Vives Family”), and Services Expansion International, a French Société par actions simplifiée wholly-owned by the Boix-Vives Family (“SEI,” and together with the Boix-Vives Family, the “Sellers”), in connection with the acquisition by Rossignol of the Sellers’ 36.36% minority equity interest in Roger Cleveland Golf Company, Inc. (“Cleveland”). Rossignol currently owns the remaining 63.64% of Cleveland.
     Pursuant to the terms of the Stock Purchase Agreement, Rossignol will acquire the 105,536 shares of common stock of Cleveland (the “Shares”) currently owned by the Sellers and, as a result, Cleveland will become a wholly-owned indirect subsidiary of Quiksilver (the “Acquisition”). As a further consequence of the Acquisition, Laurent Boix-Vives will resign as the Chairman of the Cleveland Board of Directors, and Quiksilver will no longer be required to coordinate its management of the operating plans and strategic alternatives related to Cleveland with the Sellers. The closing of the Acquisition will occur no later than September 15, 2007. Notwithstanding the foregoing, the Stock Purchase Agreement may be terminated (i) by Quiksilver in the event of Sellers’ uncured breach of the Stock Purchase Agreement, (ii) by Sellers in the event of Quiksilver’s uncured breach of the Stock Purchase Agreement, and (iii) by the mutual consent of Quiksilver and the Sellers.
      Quiksilver will account for the purchase of the Shares as a step acquisition. In accordance with step acquisition accounting, Quiksilver will estimate the fair value of its Cleveland assets, including intangible assets and goodwill, and record 36.36% of any fair value adjustments on its balance sheet at the closing of the Acquisition. In addition, during the three months ending July 31, 2007, Quiksilver will reassess the carrying value of existing identified intangible assets and goodwill that arose in connection with its initial acquisition of Cleveland in 2005. The unamortized balance of such identified intangible assets and goodwill was approximately $60.9 million as of April 30, 2007. The carrying value of these assets could be negatively affected by the current fair value estimates. Any impairment, which would be a non-cash charge, would be recorded during the quarter ending July 31, 2007. Quiksilver has not included any potential impairment charges in its previous earnings estimates.
     The Stock Purchase Agreement also provides that the contractual restrictions on resale of approximately 2,150,038 shares of Quiksilver’s common stock currently held by the Sellers, set forth in that certain Acquisition Agreement dated April 12, 2005 by and among Quiksilver, the Boix-Vives Family and SDI Société de Services et Développement (“SDI”), will be amended upon the closing of the Acquisition to provide that such shares may be sold by the Sellers so long as the disposition is effected in an orderly fashion, through a licensed broker, and shall not exceed in the aggregate the average daily volume of Quiksilver shares negotiated on the New York Stock Exchange on the immediately preceding three (3) trading days (excluding the shares held by the Sellers), except in the case of a block trade in which case such restrictions shall not apply. The shares will otherwise become freely tradable, subject to compliance with applicable securities laws.

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     The Stock Purchase Agreement further provides that that certain Roger Cleveland Shareholders’ Agreement dated April 12, 2005 by and among Quiksilver, Rossignol, the Boix-Vives Family, SDI and Skis Rossignol S.A. (the “Cleveland Shareholders’ Agreement”), as well as related pledge and security agreements entered into by the parties in connection therewith, which, among other things, provide for security of the put and call obligations of the shareholders of Cleveland under the Cleveland Shareholders’ Agreement, will also terminate upon the closing of the Acquisition.
     The material terms of the Cleveland Shareholders’ Agreement are set forth below:
     — Mr. Laurent Boix-Vives shall be appointed the chairman of the board of directors of Cleveland, but the Sellers will not interfere in the management of Cleveland, other than to exercise their rights as shareholders of Cleveland and for Mr. Boix-Vives to perform his duties as chairman.
     — Quiksilver must ensure that Cleveland distributes to shareholders each year at least 20% of its distributable income earned in the prior fiscal year.
     — The Sellers may not transfer their shares in Cleveland to a third party until October 12, 2009, and Rossignol has a preemptive right to purchase any shares proposed to be transferred by the Sellers to a third party between October 12, 2009 and April 12, 2012, in each case subject to exceptions.
     — Rossignol is prohibited from transferring its shares in Cleveland to a third party until October 12, 2009, and the Sellers have a preemptive right to purchase any shares proposed to be transferred by Rossignol to a third party between October 12, 2009 and April 12, 2012, in each case subject to exceptions.
     — In the event that Quiksilver propose to transfer control of Cleveland to a third party between October 12, 2009 and April 12, 2012, the Sellers have the right to have their shares in Cleveland included in such transfer upon the same terms.
     — The Sellers also have a put option, pursuant to which the Sellers can require Quiksilver to purchase all (but not less than all) of the shares they hold in Cleveland between October 12, 2009 and April 12, 2012, or at any time when Quiksilver or Rossignol are in material breach of their obligations under the Cleveland Shareholders’ Agreement or the related pledge agreement. Quiksilver has a call option, pursuant to which Quiksilver can require the Sellers to sell all (but not less than all) of their shares in Cleveland to Quiksilver at any time after April 12, 2012, or at any time when the Sellers are in material breach of their obligations under the Cleveland Shareholders’ Agreement and in certain other circumstances.
     The put and call option price under the Cleveland Shareholders’ Agreement is payable exclusively in cash and is determined by reference to a multiple of (i) the weighted average of Cleveland’s profits before non-recurrent items in the three years preceding the exercise of the put or call option, as the case may be, applying a multiple of 1 for the most remote year, 2 for the

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second year and 3 for the most recent year before such exercise and (ii) Quiksilver’s price earning ratio based on (a) the daily weighed average price of its common stock during a 60-day trading period on the New York Stock Exchange and (b) Quiksilver’s net earnings per share before non-recurring items, on a non-diluted basis, for the fiscal year preceding the exercise of the put or call option, as the case may be, provided that such price earnings ratio may not be lower than 15 to one or higher than 17 to one.
     In addition, the Stock Purchase Agreement provides for the immediate suspension of that certain Services Provision Agreement dated April 12, 2005 between Quiksilver and SEI and, upon the closing of the Acquisition, the acceleration of all future payments and reimbursements due thereunder and the termination thereof. The Services Provision Agreement required the Boix-Vives Family to provide advisory and consulting services to Cleveland for a period of five (5) years ending in 2010. The aggregate consideration payable to the Boix-Vives Family for such services over the five (5) year period was approximately 3.9 million Euros. The Boix-Vives Family was also entitled to be reimbursed for reasonable expenses incurred in connection with its provision of the advisory and consulting services. In connection with the suspension of the Services Provision Agreement and Mr. Boix-Vives’ resignation as Cleveland’s Chairman of the Board, Quiksilver expects to record a pre-tax charge of approximately $4.7 million during the quarter ending July 31, 2007. Quiksilver has not included this anticipated expense in its previous earnings estimates.
     The Stock Purchase Agreement also provides that, upon the closing of the Acquisition, Quiksilver will provide the Boix-Vives Family with either a security interest reasonably satisfactory to the Boix-Vives Family or a bank guarantee, in each case securing the payment by Quiksilver of 100% of the exercise price of Quiksilver’s call option or the exercise price of the put option under that certain Shareholders Agreement of Ski Expansion SCA (now “Pilot”) dated April 12, 2005 by and among the Boix-Vives Family and Quiksilver with respect to 2,119 non-voting restricted shares of Pilot SAS.
Item 1.02 Termination of a Material Definitive Agreement
     In connection with the Stock Purchase Agreement, certain agreements to which Quiksilver or its affiliates are a party will be terminated as described in Item 1.01 above.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quiksilver, Inc. (Registrant)
Dated: June 26, 2007	By:	/s/ Charles S. Exon
Charles S. Exon
Executive Vice-President, Business & Legal Affairs, Secretary and General Counsel

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